UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

MOVIE GALLERY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MOVIE GALLERY, INC.

900 West Main Street

Dothan, Alabama 36301

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 8, 2006

To our Stockholders:

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders of Movie Gallery, Inc. (the “Company”) will be held on Thursday, June 8, 2006, at 10:00 a.m. local time at the JW Marriott Buckhead Atlanta, 3300 Lenox Road, Atlanta, Georgia 30326 for the following purposes:

(1)         To elect members of the board of directors to serve until the next annual meeting of stockholders;

(2)         To approve the Movie Gallery, Inc. Performance Bonus Plan;

(3)         To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006; and

(4)         To transact any other business that may properly come before the annual meeting or any adjournments thereof.

These items of business are more fully described in the Proxy Statement accompanying this notice.

The board of directors has fixed the close of business on April 28, 2006 as the record date for the determination of the stockholders entitled to notice of and to vote at the annual meeting. Only stockholders at the close of business on the record date are entitled to vote at the annual meeting and any postponements or adjournments of the annual meeting.

By Request of the Board of Directors,

S. Page Todd
Executive Vice President, Secretary, General Counsel and Chief Compliance Officer

Dothan, Alabama
May 4, 2006

YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the annual meeting, you are urged to vote, date and sign the enclosed proxy and return it promptly in the enclosed postage paid envelope. You may revoke your proxy at any time prior to the annual meeting. If you attend the annual meeting, you may revoke the proxy and vote your shares in person.

TABLE OF CONTENTS

Page
Meeting and Voting Procedures	1
Proposal 1—Election of Directors	6
Information Relating to Director Nominees	6
The Board of Directors	7
Executive Compensation	11
Employment Contracts	13
Compensation Committee Interlocks and Insider Participation	13
Joint Report of the Board of Directors and the Compensation Committee on Executive Compensation	13
Company Performance	16
Certain Relationships and Related Transactions	16
Equity Compensation Plan Information	17
Proposal 2—Approval of the Movie Gallery, Inc. Performance Bonus Plan	18
General	18
Administration	18
Participation and Eligibility	19
Plan Operation	19
Federal Income Tax Considerations	20
Amendment and Termination of the Bonus Plan	21
Estimated Bonuses to be Paid to Certain Individuals and Groups	21
Proposal 3—Ratification of the Appointment of Ernst & Young LLP as the Independent Registered Accounting Firm of the Company for the Fiscal Year Ending December 31, 2006	22
Audit And Related Fees	22
Audit Committee Pre-Approval Policies and Procedures	23
Report of the Audit Committee	23
Stock Ownership of Certain Beneficial Owners and Management	25
Other Matters	28
Section 16(a) Beneficial Ownership Reporting Compliance	28
Stockholder Proposals for 2007 Annual Meeting of Stockholders	28
Householding of Proxy Material	28
Annual Report on Form 10-K	29
Appendix A—Audit Committee Charter	A-1
Appendix B—Movie Gallery, Inc. Performance Bonus Plan	B-1

MOVIE GALLERY, INC.

900 West Main Street

Dothan, Alabama 36301

PROXY STATEMENT

FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement and the accompanying proxy card are furnished in connection with the solicitation of proxies to be voted at our 2006 Annual Meeting of Stockholders, which we refer to as the annual meeting. Our annual meeting will be held on June 8, 2006, at 10:00 a.m. local time at the JW Marriott Buckhead Atlanta, 3300 Lenox Road, Atlanta, Georgia 30326. This proxy statement and proxy card are first being mailed to our stockholders on or about May 4, 2006.

MEETING & VOTING PROCEDURES

What is the purpose of the annual meeting?

At our annual meeting, our stockholders will be asked to:

1.                 Elect members of the board of directors to serve until our next annual meeting;

2.                 Approve the Movie Gallery, Inc. Performance Bonus Plan; and

3.                 Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

Stockholders also will transact any other business that may properly come before the annual meeting. In addition, our management team and representatives of Ernst & Young LLP, our independent registered public accounting firm, will report on our performance and will respond to any questions from our stockholders.

Why am I receiving this proxy statement and proxy card?

You are receiving this proxy statement and proxy card because you own shares of Movie Gallery, Inc. common stock. This proxy statement describes matters on which we would like you to vote at our annual meeting. It also provides information to you regarding these matters so that you can make an informed decision.

What is a proxy?

It is your legal designation of another person—referred to as a “proxy”—to vote the shares of our common stock that you own. The written document providing notice of the annual meeting and describing the matters to be considered and voted upon is called a “proxy statement.”  The document used to designate a proxy to vote your shares of our common stock is called a “proxy” or a “proxy card.” Our board of directors has designated two of our officers as proxies for the annual meeting. These officers are S. Page Todd, Executive Vice President, Secretary, General Counsel and Chief Compliance Officer and Jeffry B. Gordon, Senior Vice President—Legal, Deputy General Counsel and Assistant Secretary.

Who is soliciting my proxy?

Our board of directors, which we sometimes refer to as the board, is soliciting your proxy to vote your shares of our common stock at the annual meeting on the proposals described in this proxy statement.

Who is entitled to vote?

Holders of our common stock at the close of business on April 28, 2006, which we refer to as the record date, are entitled to receive notice of the annual meeting and to vote at the annual meeting and any adjournments or postponements of the annual meeting. Holders of our common stock as of the record date are entitled to one vote per share on each matter considered at the annual meeting. Shares may not be voted cumulatively, and dissenters’ rights are not applicable to the matters to be considered at the annual meeting.

What is the difference between a stockholder of record and a stockholder who holds common stock in “street name?”

If your shares are registered in your name, you are a stockholder of record. If your shares are registered in the name of your broker, bank or other nominee or fiduciary, your shares are held in “street name” and you are considered the beneficial owner of the shares. If your shares are held in street name, these proxy materials are being forwarded to you by your bank, brokerage firm or other nominee or fiduciary.

Who can attend the annual meeting?

All stockholders of Movie Gallery, Inc. as of the record date may attend the annual meeting. If you are a stockholder of record, please bring a form of photo identification to the meeting. If you wish to attend the meeting and your shares are held in street name, please bring to the meeting your bank or brokerage statement evidencing your beneficial ownership of our stock and a form of photo identification.

How many shares must be present to hold the annual meeting?

Shares are counted as present at the annual meeting if a stockholder either votes those shares in person at the annual meeting or has properly submitted a proxy in accordance with this proxy statement.

As of the record date, 32,026,438 shares of our common stock were outstanding and entitled to vote at the annual meeting. The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of our common stock entitled to vote will constitute a quorum. Properly marked abstentions and broker non-votes will be counted for purposes of establishing a quorum at the annual meeting.

What if a quorum is not present at the annual meeting?

If a quorum is not present at the annual meeting, a majority of the stockholders represented, in person or by proxy, at the meeting may vote to adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given, unless required by our Bylaws.

How do I vote?

All stockholders who are entitled to vote on the matters that come before the annual meeting have the opportunity to do so whether or not they attend the meeting in person. If you are a registered stockholder and you wish to vote prior to the annual meeting or you are unable to attend the annual meeting, you can vote your shares by mail by simply marking your proxy card, dating and signing it, and returning it in the enclosed postage-paid envelope. If you hold your shares in street name through a bank, broker or other holder of record, please refer to the information provided by the record holder for instructions on how to vote your shares.

If you are a registered stockholder and you attend the annual meeting, you may also deliver your completed proxy card in person. Additionally, we will pass out written ballots to registered stockholders who want to vote at the annual meeting. If you are a beneficial owner of shares, you must obtain a power of attorney or a legal proxy from the record holder to vote in person at the annual meeting.

What if I want to change my vote after I return my proxy?

You may revoke your proxy and change your vote at any time before the proxy is exercised at the annual meeting. You may do this by:

•       sending written notice of revocation to: Movie Gallery, Inc., S. Page Todd, Corporate Secretary, 900 West Main Street, Dothan, Alabama, 36301;

•       submitting a duly executed proxy with a later date; or

•       voting your shares in person at the annual meeting.

Attendance at the annual meeting will not by itself revoke a proxy.

How may I vote for the nominees for election of directors, and how many votes must the nominees receive to be elected?

With respect to the election of directors, you may:

•       vote FOR the election of the nominees for director for terms ending at the next annual meeting of stockholders;

•       WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•       WITHHOLD AUTHORITY to vote for all of the nominees.

The affirmative vote of a plurality of the shares of common stock cast at the annual meeting is required for the election of a director nominee as a director. This means that the five director nominees receiving the most votes will be elected. If you do not vote and or you properly execute a proxy marked “withhold authority,” with respect to one or more nominees, your shares will not be voted with respect to the nominee or nominees indicated, but your shares will be counted for purposes of determining whether there is a quorum.

What happens if a nominee is unable to stand for election?

If a nominee is unable to stand for election, the board may, by resolution, designate a substitute nominee. If the board designates a substitute nominee, the proxy holders will vote your shares for the substitute nominee, unless you have withheld authority to vote for the nominee for whom a substitute nominee has been designated.

How may I vote for the proposal to approve the Movie Gallery, Inc. Performance Bonus Plan?

You may:

•       vote FOR the proposal;

•       vote AGAINST the proposal; or

•       ABSTAIN from voting on the proposal.

The approval of the Movie Gallery, Inc. Performance Bonus Plan requires the affirmative vote of a majority of the shares present, in person or by proxy, at the annual meeting and entitled to vote. If you return your proxy card, but abstain from voting on the proposal, your abstention will have the same practical effect as a vote against the proposal.

How may I vote for the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006, and how many votes must the proposal receive to pass?

You may:

•       vote FOR the proposal;

•       vote AGAINST the proposal; or

•       ABSTAIN from voting on the proposal.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares present, in person or by proxy, at the annual meeting and entitled to vote. If you abstain from voting on the proposal, your abstention will have the same practical effect as a vote against the proposal.

How does the board recommend that I vote on all of the items of business presented for a vote at the annual meeting?

The board recommends a vote:

•       FOR the election of Joe T. Malugen, H. Harrison Parrish, William B. Snow, John J. Jump and James C. Lockwood to the board of directors;

•       FOR the approval of the Movie Gallery, Inc. Performance Bonus Plan; and

•       FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

With respect to any other matters that are properly presented at the annual meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for you. As of the date of this proxy statement, we do not know of any other matters to be presented for a vote at the annual meeting.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed proxy card but do not provide voting instructions, your shares will be voted in accordance with our board’s recommendations on each of the proposals described in this proxy statement.

Will my shares be voted if I do not sign and return my proxy card?

If you are a stockholder of record and you do not sign and return your proxy card or attend the annual meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares are held in street name through a bank or broker and you do not provide voting instructions to your bank or broker before the annual meeting, it will be entitled to vote your shares with respect to “routine” matters, but it will not be permitted to vote your shares with respect to “non-routine” matters. In the case of a proposal on a non-routine matter, your shares will be considered “broker non-votes.” The election of directors and the ratification of the appointment of our independent registered public accounting firm are routine matters, and your failure to instruct your bank, broker or other nominee or fiduciary will have no impact on the outcome of these proposals. The approval of the Movie Gallery, Inc. Performance Bonus Plan is a non-routine matter, and broker non-votes will have no impact on the outcome of this proposal.

Who bears the cost of this proxy solicitation?

We will pay the costs of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, mail or other means, for which no compensation will be paid other than their regular salary or usual compensation. We have no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but we reserve the option to do so if it appears that we may not otherwise obtain a quorum at the annual meeting. Arrangements may also be made with banks, brokerage firms and other nominees and fiduciaries to forward proxy materials to the beneficial owners of shares eligible to vote at the annual meeting, and we will, upon request, reimburse them for their reasonable expenses in so doing.

PROPOSAL 1—ELECTION OF DIRECTORS

Currently, our board consists of five directors. Our board has determined that three of our directors are independent directors under requirements imposed by the Securities and Exchange Commission, or the SEC, and the Nasdaq Stock Market, or Nasdaq. Our board may by resolution change the number of directors on the board.

Directors are elected at each annual meeting of stockholders and hold office until their respective successors are elected and qualified. Directors are elected by a plurality of the votes cast at the annual meeting, and shares may not be voted cumulatively.

The nominating committee of the board has nominated the individuals named below for election as directors at the annual meeting. Each of the director nominees is currently a member of the board of directors, and each director nominee has consented to serve as a director if elected at the annual meeting. There is no family relationship between any of the director nominees and any of our executive officers.

If, at any time prior to the annual meeting, any nominee for director should be unable to serve, or for good cause will not serve, as a director, then the shares represented by properly signed and returned proxy cards will be voted for the substitute nominee designated by the board. The board has no reason to believe that any substitute nominee or nominees will be required.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 1, THE ELECTION OF THE NOMINEES FOR DIRECTOR, JOE T. MALUGEN, H. HARRISON PARRISH, JOHN J. JUMP, JAMES C. LOCKWOOD AND WILLIAM B. SNOW, AS OUR DIRECTORS TO SERVE UNTIL THE NEXT ANNUAL MEETING OF STOCKHOLDERS.

Information Relating to Director Nominees

The information below provides the names, ages, positions and information regarding the business experience and occupations of our director nominees as of April 28, 2006.

Name	Age	Position
Joe T. Malugen	54	Chairman of the Board, President and Chief Executive Officer
H. Harrison Parrish	58	Vice Chairman of the Board and Senior Vice President—Concessions
John J. Jump (1)(2)(3)(4)	54	Director
James C. Lockwood (1)(2)(3)	68	Director
William B. Snow (1)(2)(3)	74	Director

(1)          Member of the Compensation Committee

(2)          Member of the Audit Committee

(3)          Member of the Nominating Committee

(4)          Lead Independent Director

Mr. Malugen co-founded Movie Gallery in 1985 and has been our Chairman of the Board and Chief Executive Officer since that time.  Mr. Malugen was appointed President effective January 4, 2002.  Prior to our initial public offering in August 1994, Mr. Malugen had been a practicing attorney in the states of Alabama and Missouri since 1978 but spent a majority of his time managing the operations of Movie Gallery beginning in early 1992. Mr. Malugen received a B.S. degree in Business Administration from the

University of Missouri—Columbia, his J.D. from Cumberland School of Law, Samford University and his LL.M. (in Taxation) from New York University School of Law.

Mr. Parrish co-founded Movie Gallery in 1985 and has served as a director since that time.  He was elected Vice Chairman of the Board in June 2002.  Mr. Parrish served as President of Movie Gallery from 1985 until his resignation on January 4, 2002, at which time Mr. Parrish assumed the position of Senior Vice President—Concessions.  Mr. Parrish received a B.A. degree in Business Administration from The University of Alabama.

Mr. Jump became a director of Movie Gallery in June 2003.  He is the President and Owner of Jump Start Promotions, a specialty advertising business that he founded in September 2000.  Since August 2004, Mr. Jump has also served as a Managing Partner for Foodservice Equipment Brokers of MO., Inc.  From August 2002 until July 2004, he served as Business Manager, Operations for Convergys Corporation.  Mr. Jump served as Chairman of the board of directors of Video Update, Inc. from May 2001 until December 2001, and he served as its interim Chief Executive Officer from November 2001 until December 2001. Mr. Jump served as Executive Vice President, Sales and Marketing of Sight and Sound Distributors, Inc., a home video distribution company, from 1985 to 2000.  Mr. Jump received a B.A. degree in Psychology from the University of Missouri at St. Louis.

Mr. Lockwood became a director of Movie Gallery in June 2004.  He has served as Vice President, General Counsel and Secretary of Keystone Automotive Industries, Inc., a publicly held distributor of aftermarket collision replacement parts, since 1997.  From 1985 until 1997, Mr. Lockwood was a member of the law firm of Troy and Gould.  Mr. Lockwood was an investment banker with Montgomery Securities from 1984 to 1985.  Mr. Lockwood received a B.S. degree in Chemical Engineering from the Georgia Institute of Technology and his J.D. from the University of Michigan.

Mr. Snow became a director of Movie Gallery in July 1994.  He served as Vice Chairman of the Board from July 1994 until June 2002, and served as Chief Financial Officer from July 1994 until May 1996.  Mr. Snow was the Executive Vice President and Chief Financial Officer and a Director of Consolidated Stores Corporation, a publicly held specialty retailer, from 1985 until he retired in June 1994.  Mr. Snow is a Certified Public Accountant, and he received his Masters in Business Administration from the Kellogg Graduate School of Management at Northwestern University and his Masters in Taxation from DePaul University.

The Board of Directors

Meetings of the Board

Our directors are expected to attend all meetings of the board of directors and committees on which they serve. Our board held 12 meetings during the fiscal year ended January 1, 2006. All of our directors attended at least 75% of the aggregate of all applicable board and committee meetings during fiscal 2005. Our directors are also expected to attend our annual meeting of stockholders, and all of our directors attended the 2005 annual meeting.

Committees of the Board

Our board of directors has three standing committees—the Compensation Committee, the Audit Committee and the Nominating Committee. The Compensation Committee and Audit Committee were established prior to fiscal 2005, and our board established the Nominating Committee on September 22, 2005. Membership and principal responsibilities of the board committees are described below.

Compensation Committee.   During the fiscal year ended January 1, 2006, our Compensation Committee met 10 times and was comprised of the following members:

Members
John J. Jump (Chairman)
James C. Lockwood
William B. Snow

Each of the members of our Compensation Committee meets the definition of independence established by Nasdaq. We have adopted a Compensation Committee Charter, a copy of which is posted on our website at www.moviegallery.com. Our Compensation Committee’s responsibilities are set forth in the below “Joint Report of the Board of Directors and Compensation Committee on Executive Compensation.”

Audit Committee.   During the fiscal year ended January 1, 2006, our Audit Committee met 12 times and was comprised of the following members:

Members
William B. Snow (Chairman)
John J. Jump
James C. Lockwood

Our board has affirmatively determined that each member of our Audit Committee is financially literate and that Mr. Snow qualifies as an “audit committee financial expert” within the meaning of SEC rules and regulations. As of the date of this proxy statement, all three members of our Audit Committee are, and effective immediately following our annual meeting we expect that each member will be, independent directors as defined by Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 and by Rule 4200(a)(15) of the National Association of Securities Dealers, or NASD, Marketplace Rules.

Our board of directors has adopted an Audit Committee Charter, a copy of which is included as Appendix A to this proxy statement and is posted on our website at www.moviegallery.com. The Audit Committee’s responsibilities are set forth in the below “Report of the Audit Committee.”

Nominating Committee.   Because our board did not create the Nominating Committee until September 22, 2005, our Nominating Committee did not meet during the fiscal year ended January 1, 2006. The Nominating Committee was comprised of the following members:

Members
James C. Lockwood (Chairman)
John J. Jump
William B. Snow

As of the date of this proxy statement, each member of our Nominating Committee is, and effective immediately following our annual meeting we expect that each member will be, independent as defined by the NASD Marketplace Rules.

On September 22, 2005, our board adopted a Nominating Committee Charter, a copy of which is posted on our website at www.moviegallery.com. Our Nominating Committee Charter defines the committee’s principal duties and responsibilities, which include, among other things:

•       periodically reviewing and making recommendations to our board of directors regarding appropriate size and composition of the board of directors and committees;

•       identifying individuals qualified to serve on our board of directors;

•       establishing and recommending to our board of directors a policy and procedures for receiving recommendations from stockholders for director candidates;

•       considering suggestions for membership on the board of directors submitted by stockholders;

•       recommending a slate of director nominees for consideration by our board of directors and recommending director candidates to fill vacancies; and

•       assessing annually the adequacy of the Nominating Committee charter.

Director Nominations

Our board of directors believes that directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards.  They should have broad experience at the policy-making level in business, government, education, technology or public interest. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience.  Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders.

For our 2006 Annual Meeting, the Nominating Committee has nominated the current members of our board of directors to draw on their experience with the Company.  Our Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director.  In the future, the Nominating Committee will periodically assess the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee will consider various potential candidates for director. Candidates may come to the attention of the Nominating Committee through current board members, professional search firms, stockholders or other persons.  These candidates will be evaluated at meetings of the Nominating Committee, and may be considered at any point during the year.  As described below, the Nominating Committee will consider stockholder nominations for candidates for the board.  If any materials are provided by a stockholder in connection with the nomination of a director candidate, the materials will be forwarded to the entire Nominating Committee.  The Nominating Committee will also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.

Subject to the advance notice, information and other requirements set forth in our Bylaws, the Nominating Committee will consider stockholder nominations for candidates for membership on the board of directors.  In evaluating such nominations, the Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the board.  Any stockholder nominations proposed for consideration by the Nominating Committee should include the proposed nominee’s name, age, address, occupation, number and class of shares of our stock held beneficially or of record by the proposed nominee, and the proposed nominee’s qualifications for board membership.  In addition, the stockholder submitting the nomination must provide his or her name and address, number and class of shares of our stock held beneficially or of record by the stockholder, a description of any arrangements or understandings between the stockholder and the proposed nominee or other persons pursuant to which the nomination is made, and a statement that the stockholder intends to appear in person or by proxy at the meeting to nominate the proposed nominee.  Stockholder nominations should be addressed to:

Nominating Committee c/o S. Page Todd Corporate Secretary Movie Gallery, Inc. 900 West Main Street Dothan, Alabama 36301

We must receive any stockholder nominations for director at our principal executive offices no later than 120 calendar days prior to the date we mailed proxy statements to our stockholders in connection with our previous year’s annual meeting.

Director Compensation

Non-employee directors receive an annual fee of $48,000, a fee of $2,000 for each board meeting the director attends in person and a $1,000 fee for each board meeting in which the director participates telephonically.  Audit Committee members receive a fee for each meeting of $2,500 for the chairman of the committee and $1,500 for each other committee member.  Fees for each other committee meeting are $2,000 for the chairman of the committee and $1,000 for each other committee member. Each member of our board of directors, other than Mr. Malugen, also received a $10,000 cash bonus in connection with and in recognition of the extraordinary effort required by our merger with Hollywood Entertainment Corporation. We have also granted vested options to purchase shares of our common stock to each of our non-employee directors, in each case at the fair market value of the common stock on the date of grant.  In addition, we have granted restricted stock with a one-year vesting period to each of our non-employee directors.

Director Independence

NASD Marketplace rules require that our board shall have at all times a majority of independent directors, as such term is defined by the NASD Marketplace Rules.  Our board has affirmatively determined that Messrs. Jump, Lockwood and Snow, encompassing three of our five directors, are independent. As of the date of this proxy statement, our Compensation Committee, Audit Committee and Nominating Committee are comprised solely of independent directors.

Executive Sessions of Non-Management Directors

Our non-management directors meet without management present, which we refer to as meetings in “executive session,” at certain regularly scheduled board meetings, as well as periodically by telephone. Mr. Jump, who is our lead independent director, presides over executive sessions of the non-management directors.

Stockholder Communications with the Board

Any stockholder who wishes to communicate directly with all directors or specified directors may do so by writing to:

Movie Gallery, Inc. c/o S. Page Todd Corporate Secretary 900 West Main Street Dothan, Alabama 36301

All communications will be compiled by our corporate secretary and forwarded to the entire board of directors or the directors specified by the stockholder.

Code of Ethics

Our board has adopted a Code of Business Conduct and Ethics applicable to the Company’s Chief Executive Officer, Chief Financial Officer and all other directors, officers and employees of the Company.  Our Code of Business Conduct and Ethics embodies our commitment to conduct business in accordance with the highest ethical standards and all applicable laws, rules and regulations.  Our Code of Business Conduct and Ethics is available to any stockholder who makes a written request to the Corporate Secretary at the address listed above and on our website at www.moviegallery.com.

Executive Compensation

Summary Compensation Table

The following table sets forth the compensation earned for services rendered to us in all capacities for the fiscal years ended January 1, 2006, January 2, 2005 and January 4, 2004 by our Chief Executive Officer and our four next most highly compensation executive officers who earned more than $100,000 during the fiscal year ended January 1, 2006, whom we refer to as the named executive officers.

		Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonus(2)	Other Annual Compensation(3)		Restricted Stock Awards(17)	Securities Underlying Options	All Other Compensation
Joe T. Malugen	2005	$ 1,269,231	—	$ 120,958	(4)	$ 926,400	—	$ 776,160	(18)
Chairman of the Board,	2004	703,846	$ 13,515	123,570	(5)	—	—	—
President and Chief	2003	544,810	418,024	68,786	(6)	—	—	—
Executive Officer
Jeffrey S. Stubbs	2005	342,769	—	7,277	(7)	443,663	—	—
Executive Vice President	2004	312,200	$ 5,764	6,000	(8)	—	—	—
and Chief Operating	2003	272,631	193,203	8,203	(9)	—	20,000	—
Officer—Movie Gallery
Division
S. Page Todd	2005	342,461	—	28,108	(10)	443,663	—	150,000	(18)
Executive Vice President—	2004	264,846	$ 4,928	24,608	(11)	—	—	—
Secretary, General	2003	233,123	166,900	10,858	(12)	—	20,000	—
Counsel and Chief
Compliance Officer
Mark S. Loyd	2005	280,616	—	18,891	(13)	443,663	—	—
Executive Vice President	2004	232,769	$ 4,458	12,482	(14)	—	—	—
and Chief Administrative	2003	183,231	133,520	8,276	(15)	—	20,000	—
Officer—Movie Gallery
Division
Timothy R. Price(1)	2005	259,538	—	3,062	(16)	405,088	—	—
Former Executive Vice President and Chief Financial Officer

(1)             Mr. Price joined Movie Gallery on April 27, 2005, and his compensation reflects amounts paid to him since that date. Mr. Price resigned on April 7, 2006.

(2)             For fiscal 2005, represents amounts earned in 2005, but paid in fiscal 2006. For fiscal 2004, represents amounts earned in fiscal 2004, but paid in fiscal 2005. For fiscal 2003, represents amounts earned in fiscal 2003, but paid in fiscal 2004.

(3)             Because the Company requires executives using company aircraft for personal use to reimburse the Company for certain incremental costs such as landing fees, catering and crew expenses (such as meals and lodging), the amounts reported for personal use of company aircraft are calculated using the Standard Industrial Fare Level (SIFL) tables found in Internal Revenue Services regulations. The Company believes the amounts determined using this method generally exceed the incremental costs to the Company attributable to personal use of the Company’s aircraft by the Company’s executive officers.

(4)             Represents $26,160 for an automobile allowance and $94,798 for personal use of the Company’s aircraft (including amounts reimbursed for payment of taxes on that personal use).

(5)             Represents $26,160 for an automobile allowance and $97,410 for personal use of the Company’s aircraft (including amounts reimbursed for payment of taxes on that personal use).

(6)             Represents $26,160 for an automobile allowance and $42,626 for personal use of the Company’s aircraft (including amounts reimbursed for payment of taxes on that personal use).

(7)             Represents $5,500 for an automobile allowance and $1,777 for personal use of the Company’s aircraft (including amounts reimbursed for payment of taxes on that personal use).

(8)             Represents automobile allowance.

(9)             Represents $6,000 for an automobile allowance and $2,203 for personal use of the Company’s aircraft (including amounts reimbursed for payment of taxes on that personal use).

(10)       Represents $7,333 for an automobile allowance and $20,775 for personal use of the Company’s aircraft (including amounts reimbursed for payment of taxes on that personal use).

(11)       Represents $8,000 for an automobile allowance and $16,608 for personal use of the Company’s aircraft (including amounts reimbursed for payment of taxes on that personal use).

(12)       Represents $8,000 for an automobile allowance and $2,858 for personal use of the Company’s aircraft (including amounts reimbursed for payment of taxes on that personal use).

(13)       Represents $5,500 for an automobile allowance and $13,391 for personal use of the Company’s aircraft (including amounts reimbursed for payment of taxes on that personal use).

(14)       Represents $6,000 for an automobile allowance and $6,482 for personal use of the Company’s aircraft (including amounts reimbursed for payment of taxes on that personal use).

(15)       Represents $6,000 for an automobile allowance and $2,276 for personal use of the Company’s aircraft (including amounts reimbursed for payment of taxes on that personal use).

(16)       Represents personal use of the Company’s aircraft (including amounts reimbursed for payment of taxes on that personal use).

(17)       Amounts reflect the dollar value of restricted stock awards made pursuant to the Movie Gallery, Inc. 2003 Stock Plan during the fiscal year ended January 1, 2006, calculated by multiplying the closing market price of our common stock on the date of grant by the number of shares awarded. The number and value of the aggregate restricted stock holdings as of January 1, 2006 for each of the named executive officers is as follows:  Mr. Malugen—35,000, $196,350; Mr. Stubbs—16,250, $91,163; Mr. Todd—16,250, $91,163; Mr. Loyd—16,250, $91,163; Mr. Price—16,250, $91,163 (all of which were forfeited upon Mr. Price’s resignation). The aggregate value at January 1, 2006 is based on the closing price of $5.61 as of December 30, 2005, the last trading day prior to the fiscal year end. The restricted stock granted to each of the named executive officers includes shares that vest ratably over a four year period and shares that will vest upon the attainment of certain cost savings in connection with the integration of our acquisition of Hollywood Entertainment Corporation. For fiscal 2005, 55,000 shares of restricted stock with time-based vesting provisions and 28,750 shares of restricted stock with vesting based upon the attainment of cost savings were granted to the named executive officers (excluding the shares granted to Mr. Price that were subsequently forfeited). Dividends will be paid on shares of restricted stock to the extent paid on our common stock generally.

(18)       Represents an extraordinary cash bonus paid in connection with the completion of the Company’s acquisition of Hollywood Entertainment Corporation.

Option Grants in Fiscal 2005

We did not grant any stock options or stock appreciation rights to any of the named executive officers during the fiscal year ended January 1, 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information with respect to stock options exercised by the named executive officers under our stock plans during the fiscal year ended January 1, 2006, and the value of unexercised stock options as of January 1, 2006.

	Shares		Number of Shares Of Common Stock Underlying Unexercised Options		Value of Unexercised In-the-money Options
	Acquired On	Value	at January 1, 2006		at January 1, 2006($)(1)
Name	Exercise	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Joe T. Malugen	—	—	—	—	—	—
Jeffrey S. Stubbs	24,000	$ 557,806	59,750	—	$ 40,885	—
S. Page Todd	56,250	528,548	194,750	—	448,935	—
Mark S. Loyd	30,000	681,498	42,500	—	51,896	—
Timothy R. Price	—	—	—	—	—	—

(1)          Amounts represent the market value of the underlying common stock as of December 31, 2005, the last trading day prior to the end of our fiscal year ($5.61), minus the exercise price.

Employment Contracts

Employment Agreement with Mr. Malugen

We entered into a two-year employment agreement with Mr. Malugen, effective August 1994, which is automatically renewed annually unless notice is delivered by either party within six months prior to the end of the term. The agreement was amended in April 2000, to increase the base annual salary payable to Mr. Malugen and to provide for additional increases as determined by the Compensation Committee. On December 21, 2005, Mr. Malugen and the Compensation Committee agreed that Mr. Malugen’s salary would be $1,000,000 and that Mr. Malugen would no longer receive a monthly automobile allowance. Since the agreement also provides that Mr. Malugen will be eligible to receive a bonus under our executive officer bonus plans, Mr. Malugen will be eligible to participate in the Movie Gallery, Inc. Performance Bonus Plan. In the event of the death of Mr. Malugen, his legal representative will be entitled to receive compensation through the last day of the calendar month in which his death occurred, as well as a $50,000 payment. If Mr. Malugen becomes disabled such that he is unable to perform his duties under his employment agreement, he shall be entitled to receive 100% of his salary for a 90-day period.

Employment Agreements with Messrs. Stubbs and Todd

We have entered into one-year employment agreements with each of Messrs. Stubbs and Todd, effective October 1999 and November 1997, respectively, which are automatically renewed annually unless notice is delivered by either party 30 days prior to the end of the term. Under the terms of the agreements, Messrs. Stubbs and Todd each receive an annual base salary, currently $356,000 and $400,000, respectively, subject to increase by the Compensation Committee, and each are eligible to receive a bonus under one of the Company’s executive officer bonus plans. The agreements also provide for other benefits applicable to executive personnel. The employment agreements provide for termination by us for cause at any time. In the event we choose to terminate the executive’s employment for reasons other than for cause or for disability, or in the event of the executive’s resignation from the Company upon constructive termination (i.e., removal of the executive from his elected position or material change in the functions, duties or responsibilities of the executive without his consent, in either event, other than for cause or voluntary termination, or material, non-voluntary reduction in base salary or eligibility for bonus amounts), the executive would be entitled to an amount equal to 12 months of base salary. In the event of a change in control, as defined in the agreements, each executive would be entitled to receive an amount equal to 18 months of base salary.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended January 1, 2006, Messrs. Jump, Lockwood and Snow served on the Compensation Committee. With the exception of Mr. Snow, none of the Compensation Committee members was formerly or during fiscal 2005 an officer or employee of the Company or its subsidiaries. Mr. Snow served as our Chief Financial Officer from July 1994 until May 1996. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Joint Report of the Board of Directors and the Compensation Committee on Executive Compensation

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference previous or future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on page 16 hereof shall not be incorporated by reference into any of such filings.

The Compensation Committee of the Company is composed entirely of independent directors as defined under Nasdaq rules. The Compensation Committee reviews the compensation levels and benefits of the Chief Executive Officer and President and the other executive officers of the Company at least annually. The Committee attempts to establish compensation structures that reward past performance and that serve to retain and provide incentive to the executive officers. The primary components of the Company’s compensation structure are base salary, bonuses and grants of stock options and restricted stock.

Base Salary.   In determining the base salaries of executives, the Compensation Committee considers a variety of factors, which include the overall financial performance of the Company as well as the executive’s performance, job responsibilities, current and long-term value to the Company, length of service and qualifications. These factors vary in importance and are not necessarily weighted equally. Although much of the base salary determination is subjective, the evaluations and recommendations of superiors provide necessary insight to the Committee.

Bonus Plans.   The Company has two executive officer bonus plans that are reviewed and approved by the Compensation Committee on an annual basis. These plans are intended to recognize and reward contributions to the Company and are tied to the Company’s level of achievement of annual operating cash flow targets, thereby establishing a direct link between each executive officer’s bonus and the Company’s profitability. Bonuses under these plans are typically payable in March or April of each year following the completion of the annual audit of the Company’s financial statements for the previous fiscal year. Bonuses are only paid to executive officers that are employed by the Company on the date of payment and thus are not earned until paid. The bonus plan applicable to the named executive officers is an annual plan based solely upon the Company’s level of attainment of pre-determined operating cash flow objectives. The bonus plan applicable to the other executive officers of the Company is an annual plan that provides for clearly defined and quantifiable individual performance objectives. Each executive officer receives an individual performance rating, as determined by that officer’s immediate supervisor, based upon the achievement of such individual performance objectives. These individual performance ratings are then subject to a corporate performance multiplier based upon the Company’s level of attainment of pre-determined operating cash flow objectives. Pursuant to these plans, no bonuses were paid to the executive officers of the Company for the fiscal year ended January 1, 2006, other than bonuses to a number of executive officers in connection with and in recognition of the extraordinary effort required by the merger with Hollywood Entertainment Corporation.

If approved at the annual meeting, the Compensation Committee will also be able to award bonuses under the Movie Gallery, Inc. Performance Bonus Plan, which will operate in a manner similar to our other executive bonus plans described above.

Equity Grants.   The Company believes that equity ownership by executive officers provides incentives to build stockholder value and align the interests of executive officers with the interests of stockholders. Upon hiring executive officers and other key employees, the administrator of the Company’s 2003 Stock Plan (currently the entire board of directors), or the Plan Administrator, typically recommends grants of stock options or restricted stock to those persons under the 2003 Stock Plan, subject to applicable vesting periods. Thereafter, the Plan Administrator may consider awarding additional grants of stock options or restricted stock, usually on an annual basis. The board of directors believes that these additional annual grants provide incentive for executive officers and other key employees to remain with the Company. Stock options are granted at or above the market price of the Company’s Common Stock on the date of grant. The number of shares of Common Stock awarded in the initial grant is usually determined based upon prior grants to other executive officers and key employees. In determining the number of shares of Common Stock of the periodic grants, the Plan Administrator considers various factors, including the amount of any prior grants of stock options and/or restricted stock, the executive’s or key employee’s performance during the current fiscal year and his or her expected contributions during the following fiscal year.

Compensation of the Chief Executive Officer and President.   On May 3, 2006, the Compensation Committee reviewed and approved an annual salary of $1,500,000 for Mr. Malugen, effective as of that date, after considering the Company’s share price performance, historical revenue and cash flow growth, the growth in the size of the Company generally, including growth resulting from the acquisition of Hollywood Entertainment Corporation, and the compensation levels of chief executive officers of comparable public companies. Subsequently, because of the tax consequences to the Company of Mr. Malugen’s salary, the Compensation Committee reviewed and approved an annual salary of $1,000,000 for Mr. Malugen, effective as of December 21, 2005.   Although the Company did not meet the performance targets established by the Compensation Committee for Mr. Malugen to earn an annual bonus for fiscal 2005, the Compensation Committee did award a bonus of $776,160 to Mr. Malugen in June 2005 in connection with and in recognition of the extraordinary effort required by the merger with Hollywood Entertainment Corporation. In addition, Mr. Malugen received additional compensation of $26,160 for an automobile allowance and $94,798 for personal use of the Company’s aircraft (including amounts reimbursed for payment of taxes on that personal use).

The board of directors and the Compensation Committee provide the foregoing report on executive compensation for inclusion in the proxy statement:

Joe Thomas Malugen, Chairman of the Board
H. Harrison Parrish
John J. Jump, Chairman of the Compensation Committee
James C. Lockwood
William B. Snow

Company Performance

The following graph sets forth a comparison of cumulative total returns for our common stock, the Nasdaq Stock Market (U.S. Companies) and a peer group selected by us, for the last five fiscal years. The peer group consists of those companies against which our performance is generally compared in industry analyst reports, namely, Blockbuster, Inc., which is listed on the New York Stock Exchange, Hastings Entertainment, Inc., or Hastings, which is listed on the Nasdaq Stock Market and, prior to our merger on April 28, 2005, Hollywood Entertainment Corporation. The returns for the peer group were weighted according to each issuer’s market capitalization. The graph assumes that the value of the investment in each of the Company’s common stock, the Nasdaq (U.S. companies) and the peer group was $100 on December 31, 2000, and that all dividends were reinvested.

	12/31/2000	1/4/2002	1/3/2003	1/2/2004	12/31/2004	1/1/2006
Movie Gallery, Inc.	100.0	1021.8	957.5	1273.8	1328.8	392.4
Nasdaq Stock Market (U.S. Companies) Index	100.0	83.7	57.0	82.2	89.2	91.1
Peer Group Index	100.0	463.5	363.4	391.6	381.7	157.7

Certain Relationships and Related Transactions

Air Conditioning Associates, Inc., or ACA, is owned by the father-in-law and brother-in-law of Mr. Malugen, our Chairman of the Board, President and Chief Executive Officer. ACA administers the repair and maintenance function for the Company’s store base and corporate offices in addition to providing HVAC materials and related services. We have achieved overall cost savings under this management agreement and have improved our system for managing company-wide repair and maintenance needs. During the fiscal year ended January 1, 2006, we paid ACA approximately $588,410.  We had no outstanding accounts payable to ACA as of January 1, 2006.

J. Todd, Inc., d/b/a Todd & Sons, which we refer to as Todd & Sons, is owned by the brother of Mr. Todd, our Executive Vice President, Secretary, General Counsel and Chief Compliance Officer. Todd & Sons supplies the Company with certain clothing and promotional items on an as needed basis.

We have no minimum purchase requirements or contractual obligations with Todd & Sons. During the fiscal year ended January 1, 2006, we paid Todd & Sons $814,839. We had $4,866 in outstanding accounts payable to Todd & Sons as of January 1, 2006.

We lease from MEL, LLC approximately 3,500 square feet of retail space in a shopping center in Dothan, Alabama. Mr. Malugen, our Chairman of the Board, President and Chief Executive Officer, holds a one-third interest in MEL. The initial lease term commenced in February 2003 and is five years with three, three-year renewal options. The lease payments required under the initial five-year term of the lease total approximately $144,000. During the fiscal year ended January 1, 2006, we paid MEL approximately $30,000 for lease payments.

Each of the foregoing transactions occurred in the normal course of business and pursuant to our established standard purchasing procedures and practices.

We believe that the terms of all transactions described above are no less favorable than terms that could have been obtained from third parties. All transactions between us and our officers or directors are subject to approval by a majority of the disinterested members of the board of directors.

We have entered into separate but identical indemnity agreements, which we refer to as the Indemnity Agreements, with each of our directors. The Indemnity Agreements provide that we will indemnify each indemnitee to the fullest extent authorized or permitted by law against payment of and liability for any and all expenses actually and reasonably incurred by the indemnitee, including, but not limited to, judgments, fines, settlements and expenses of defense, payable by reason of the fact that the indemnitee is or was a director of the Company or is or was serving, at our request, as a director, officer, employee or agent of another corporation, provided it is determined that the indemnitee acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The Indemnity Agreements also provide that all costs and expenses incurred by the indemnitee in defending or investigating such claim shall be paid by us, unless we, independent legal counsel or stockholders determine that: (i) the indemnitee did not act in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Company; (ii) in the case of any criminal action or proceeding, the indemnitee had reasonable cause to believe his conduct was unlawful; or (iii) the indemnitee intentionally breached his duty to us or our stockholders.

Equity Compensation Plan Information

The following table sets forth information about our equity compensation plans as of January 1, 2006. We do not have any equity compensation plans that have not been approved by our stockholders.

Plan Category	(a) Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average of Exercise Price of Outstanding Options, Warrants and Rights	(c) Shares of Common Stock Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders	976,751	$14.33	4,083,726
Equity Compensation Plans not Approved by Stockholders	—	—	—
Total	976,751	$14.33	4,083,726

PROPOSAL 2—APPROVAL OF THE MOVIE GALLERY, INC. PERFORMANCE BONUS PLAN

Effective January 2, 2006, our board of directors adopted the Movie Gallery, Inc. Performance Bonus Plan, which we refer to as the Bonus Plan, subject to the approval of our stockholders at the annual meeting. Stockholder approval will permit us to qualify the Bonus Plan under Section 162(m) of the Internal Revenue Code, or the Code, and will allow us to deduct for federal income tax purposes compensation paid under the Bonus Plan.

Section 162(m) of the Code generally limits the allowable deduction for compensation paid by a publicly held corporation to its chief executive officer and its other named executive officers to not more than $1,000,000 per individual per taxable year. However, some types of compensation, including “performance-based” compensation, are exempted from this deduction limitation. For compensation to be considered “performance-based,” the material terms under which the compensation is to be paid, including the performance goals, must be disclosed to and approved by the corporation’s stockholders.

The Bonus Plan is designed so that, upon approval by our stockholders, amounts awarded under it will qualify as “performance-based” compensation for purposes of Section 162(m). If our stockholders do not approve the Bonus Plan, it will not become effective. If that happens, we may not be entitled to receive a tax deduction for some or all of the incentive cash compensation that we may in the future pay to our Chief Executive Officer and our other named executive officers.

The affirmative vote of a majority of the shares present, in person or by proxy, at the annual meeting and entitled to vote is required for approval of the Movie Gallery, Inc. Performance Bonus Plan. On this proposal, abstentions are treated as being entitled to vote and will have the same effect as votes against ratification. As a non-routine matter, broker non-votes are treated as not entitled to vote and will have no impact on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2, THE APPROVAL OF THE MOVIE GALLERY, INC. PERFORMANCE BONUS PLAN.

The following description of the material terms of the Bonus Plan is qualified in its entirety by reference to the complete text of the Bonus Plan, a copy of which is attached to this proxy statement as Appendix B.

General

The purpose of the Bonus Plan is to increase stockholder value and the Company’s success by motivating key executives to perform to the best of their abilities and to achieve the Company’s objectives. The Bonus Plan’s goals provide such executives with incentive awards only after they achieve specified performance goals.

Administration

The Bonus Plan will be administered by the Compensation Committee of the board of directors or a subcommittee of the Compensation Committee, which we refer in this Proposal 2 as the Committee. The Committee may delegate specific administrative tasks to our employees or others to assist with day-to-day administration of the Bonus Plan. To the extent such a delegation of authority has been made, the term “Committee” in this Proposal 2 should be read as “Committee or its delegate.”  The Committee shall consist of two or more members of the board who are not our employees and who otherwise qualify as outside directors under Code Section 162(m). Subject to the terms of the Bonus Plan, the Committee has sole discretion to:

•       select the employees who will be eligible to receive awards;

•       determine the target award for each participant;

•       establish a period of time or “performance period” during which performance will be measured;

•       set the performance goals that must be achieved during the performance period before any actual awards are paid;

•       establish a payout formula to provide for an actual award greater or less than a participant’s target award to reflect actual performance versus the predetermined performance goals; and

•       interpret the provisions of the Bonus Plan.

Participation and Eligibility

The Committee selects our employees who will be eligible to receive awards under the Bonus Plan for each performance period. The actual number of employees who will be eligible to receive an award during any particular performance period cannot be determined in advance because the Committee has discretion to select the participants.

As of January 2, 2006, the Committee has established (subject to stockholder approval of the Bonus Plan) one performance period under the Bonus Plan. That performance period will run for the duration of our 2006 fiscal year (January 2, 2006 through December 31, 2006). One employee, Mr. Malugen, has been designated for participation in the fiscal 2006 performance period.  We currently expect Mr. Malugen will be the only participant in future years and performance periods, as he is currently our only employee who is expected to receive an amount of compensation, the allowable deduction for which would be limited under section 162(m) of the Code. In future years and performance periods, the actual number of employees participating may be higher or lower as determined by the Committee.

Plan Operation

The duration of each performance period will be determined by the Committee in its discretion. The Committee currently expects that most performance periods under the Bonus Plan will last for one fiscal year, but the Committee may establish shorter or longer performance periods in the future. However, no performance period may last longer than three fiscal years. Also, no participant may participate in more than three performance periods at any one time.

For each performance period, the Committee will designate the employees eligible to participate in that performance period and for each participant also will establish:

•       a target award, expressed as a percentage of the participant’s base salary or a specific dollar amount; and

•       the performance goal or goals that must be achieved before an award actually will be paid to the participant.

The performance goals will require the achievement of objectives for one or more of the following measures:

•       earnings before interest, taxes, depreciation and amortization (EBITDA),

•       cash flow,

•       pre-tax margin,

•       profit,

•       return on assets,

•       return on invested capital, and

•       revenue.

Each of these measures is defined in the Bonus Plan attached as Appendix B. Performance goals may differ from participant to participant, performance period to performance period and from award to award.

The Committee may choose to set goals (from the above list):

•       in absolute terms,

•       in relative terms (including, but not limited to, the passage of time and/or against other companies or financial metrics),

•       on a per share and/or per capita basis,

•       against our performance as a whole or against certain of our segments or products, and/or

•       on a pre-tax or after-tax basis.

The Committee also will determine whether any element(s) (for example, the effect of mergers or acquisitions) will be included in or excluded from the calculations (whether or not such determinations result in any performance goal being measured on a basis that may differ from generally accepted accounting principles).

After the performance period ends, the Committee will certify the extent to which the pre-established performance goals actually were achieved or exceeded. The actual award that is payable to a participant is determined using a formula that increases or decreases the participant’s target award based on the level of actual performance attained. However, the Bonus Plan limits actual awards to a maximum of $4 million per person for any performance period, even if the pre-established formula otherwise indicates a larger award. Also, as indicated above, no participant may participate in more than three performance periods at any one time.

The Committee has discretion to reduce or eliminate the actual award of any participant. Also, unless determined otherwise by the Committee, a participant will forfeit the bonus if a participant terminates employment before the bonus actually is paid. However, the Committee has the discretion to pay out part or all of the award to such a participant.

Actual awards will be paid in cash generally no later than ninety days after the performance period ends. However, the Committee has discretion to defer payment of part or all of any bonuses and/or to apply a vesting schedule to part or all of any bonuses. No vesting schedule (that is, the period of time for which an employee must remain employed to actually receive the bonus) may be longer than four years. The Committee also may pay bonuses to Bonus Plan participants outside of the Bonus Plan for the accomplishment of strategic or other individual goals. Any bonuses paid outside of the Bonus Plan will not qualify under Section 162(m) of the Code, and therefore we might not receive a tax deduction for those bonuses, if any. However, the Bonus Plan has been designed to permit the payment of awards that qualify under Section 162(m) of the Code.

Federal Income Tax Considerations

An actual award under the Bonus Plan generally will be compensation taxable as ordinary income (and subject to income tax withholding) when paid to the participant. We generally will be entitled to a corresponding deduction for federal income tax purposes, except as follows. Section 162(m) of the Code generally limits to $1,000,000 the amount of compensation that may be deducted by us in any tax year with respect to our Chief Executive Officer or any of the four other most highly compensated executive officers. However, if we pay compensation that is “performance-based” under Section 162(m), we still may receive a federal income tax deduction for the compensation even if it exceeds $1 million during a single year. The

Bonus Plan is designed, and is intended to be administered, to allow us to pay incentive compensation that is performance-based and therefore fully tax deductible on our federal income tax return.

Amendment and Termination of the Bonus Plan

The Committee may amend or terminate the Bonus Plan at any time and for any reason. However, no amendment or termination may impair the rights of a participant with respect to payments made prior to such amendment or termination unless the Committee has determined that such amendment or termination is in the best interests of all persons to whom awards have been granted.

Estimated Bonuses to be Paid to Certain Individuals and Groups

Awards under the Bonus Plan (if any) will be determined based on actual future performance during performance periods designated by the Committee. As a result, future actual awards cannot now be determined. For the fiscal 2006 performance period, the Committee selected performance goals that relate to the achievement of targets for adjusted EBITDA, as calculated pursuant to the Company’s senior credit facility. If the Bonus Plan had been in effect during the fiscal year ended January 1, 2006, no awards would have been payable under the Bonus Plan, because the Company would not have met performance goals corresponding to those that the Committee has established for the fiscal 2006 performance period. If the Company meets the performance goals the Committee has selected for the fiscal 2006 performance period, Mr. Malugen’s award will be between 50% and 200% of his base salary. The Committee also may permit Bonus Plan participants potentially to earn bonuses outside of the Bonus Plan for the achievement of other strategic or individual goals, although it currently does not intend to do so for fiscal year 2006. These potential bonus amounts (if any) would not be subject to stockholder approval. Mr. Malugen, our President and Chief Executive Officer, is eligible to receive awards under the Bonus Plan and accordingly has an interest in this proposal. Mr. Malugen intends to vote in favor of the proposal.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2006

The Audit Committee of the board of directors has approved Ernst & Young LLP as the Company’s independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2006. Ernst & Young LLP has audited our financial statements and also provided certain accounting services for the fiscal year ended January 1, 2006.

Representatives of Ernst & Young LLP will be present at the annual meeting. They will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions of our stockholders.

We are asking stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm. Although we are not required to seek stockholder approval for the ratification of our independent registered public accounting firm, we are submitting the proposal to our stockholders as a matter of good corporate practice. If our stockholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will investigate the reasons for stockholder rejection and will reconsider the appointment of Ernst & Young LLP as our independent registered public accounting firm. Even if the appointment of Ernst & Young LLP is ratified by our stockholders, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of a majority of the shares present, in person or by proxy, at the annual meeting and entitled to vote is required for approval of the ratification of Ernst & Young LLP. On this proposal, abstentions are treated as being entitled to vote and will have the same effect as votes against ratification.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 3, THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit and Related Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our financial statements for the years ended January 1, 2006 and January 2, 2005, and fees for other services rendered by Ernst & Young LLP during those periods.

	Fiscal Year Ended
Type of Fees	January 1, 2006	January 2, 2005
Audit Fees (1)	$4,522,307	$1,664,033
Audit-Related Fees (2)	61,086	18,488
Tax Fees (3)	154,293	—
All Other Fees (4)	—	—
Total	$4,737,686	$1,682,521

(1)          Audit Fees—These are fees for professional services performed by Ernst & Young LLP for the audit of our annual consolidated financial statements, the audits of management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, the required reviews of our financial statements included in our quarterly reports on Form 10-Q, services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, and services that generally only the auditor reasonably can provide.

(2)          Audit-Related Fees—These are fees billed to us for assurance and related services that traditionally are performed by independent auditors, such as due diligence related to acquisitions and dispositions and attestation services that are not required by statute or regulation, performed by Ernst & Young LLP for fiscal 2005 and fiscal 2004, that are reasonably related to the performance of the audit or review of our financial statements. Audit-related fees for fiscal 2004 include $16,938 related to assistance with responding to SEC comments to our annual report on Form 10-K and $1,550 for the audit of our employee benefit plan. Audit-related fees for fiscal 2005 related to due diligence in connection with our acquisition of Hollywood Entertainment Corporation.

(3)          Tax Fees—These are fees for professional services performed by Ernst & Young LLP related to tax compliance, tax advice and tax planning. There were no tax fees paid to Ernst & Young LLP for fiscal 2004. Fiscal 2005 tax fees were for tax advice and consultations on structure related to the Hollywood acquisition.

(4)          All Other Fees—Ernst & Young LLP did not provide any other services for fiscal 2005 or fiscal 2004.

Our Audit Committee has reviewed the services rendered and the fees billed by Ernst & Young LLP for fiscal 2005. The Audit Committee has determined that the services rendered and the fees billed for fiscal 2005 that were not related to the audit of our financial statements are compatible with the independence of Ernst & Young LLP as our independent registered public accounting firm.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services performed by our independent registered public accounting firm, including those audit and non-audit services performed in fiscal 2005. Under the Audit Committee policy, advance approval is required of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent auditor is engaged to perform it. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.

Report of the Audit Committee

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference previous or future filings, including this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any of such filings.

The Audit Committee of the Company is composed entirely of independent directors in compliance with the audit committee independence requirements adopted by the SEC and Nasdaq. The primary function of the Audit Committee is to assist the board of directors in fulfilling its oversight responsibilities relating to (1) the quality and integrity of the financial reports of the Company, (2) the independent registered public accounting firm’s qualifications and independence, (3) the performance of the Company’s internal audit function, and (4) the compliance by the Company with legal and regulatory requirements.

The Audit Committee operates under a written charter adopted by the board of directors, a copy of which is attached as Appendix A to this proxy statement. The members of the Audit Committee are William B. Snow, James C. Lockwood and John J. Jump.

The Audit Committee Members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management the audited financial statements in the Annual Report on Form 10-K, with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. The Audit Committee met privately with the independent auditors and discussed issues deemed significant by the independent auditors, including those required by Statements on Auditing Standards No. 61 and No. 90 (Audit Committee Communications). In addition, the Committee received and reviewed the written disclosures and letter from the independent auditors and has discussed with the independent auditors the auditors’ independence from management and the Company, as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered the compatibility of non-audit services with the auditors’ independence.

In reliance on these reviews and discussions, and the report of the independent auditors, the Audit Committee has recommended to the board of directors, and the board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2006, for filing with the Securities and Exchange Commission.

The Audit Committee provides the foregoing report for inclusion in the proxy statement:

William B. Snow, Chairman
James C. Lockwood
John J. Jump

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock, as of April 28, 2006, by the following individuals or groups:

•        Each of our directors;

•        Each of our named executive officers;

•        All of our directors and executive officers as a group; and

•        Each person, or group of affiliated persons, who we know beneficially owns more than 5% of our outstanding common stock.

Except as indicated by footnote, and except for community property laws where applicable, we believe, based on information provided to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the SEC. The percentage of beneficial ownership is based on 32,026,438 shares of common stock deemed outstanding as of April 28, 2006.

Name and Address(1)	Number of Shares(2)	Percent
Directors and Executive Officers:
Joe T. Malugen (3)	3,675,356	11.5%
H. Harrison Parrish (4)	1,009,715	3.2
Jeffrey S. Stubbs (5)	77,687	*
S. Page Todd (6)	243,040	*
Mark S. Loyd (7)	60,699	*
Timothy R. Price	—	—
John J. Jump (8)	26,333	*
James C. Lockwood (9)	26,333	*
William B. Snow (10)	82,583	*
All Directors and Executive Officers as a group (11 persons) (11)	5,269,796	16.2
Others:
Artisan Partners Limited Partnership (12)	4,192,100	13.1
Vardon Capital, LLC, Vardon Capital Management, LLC (13)	2,936,700	9.2
Barclays Global Investors, NA., Barclays Global Fund Advisors (14)	2,923,307	9.1
Schultze Master Fund, Ltd., Schultze Asset Management, LLC (15)	2,768,314	8.6
Prentice Capital Management, LP (16)	2,443,775	7.6
ICM Asset Management, Inc. (17)	1,825,270	5.7
Peninsula Capital Management, Inc. (18)	1,685,016	5.3

*                     Less than 1%.

(1)           Unless otherwise specified, the address of each beneficial owner listed in the table above is c/o Movie Gallery, Inc., 900 West Main Street, Dothan, Alabama 36301.

(2)           Beneficial ownership is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and generally includes voting and investment power with respect to securities, subject to community property laws, where applicable. Shares issued to the identified person pursuant to options exercisable within 60 days of April 28, 2006 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person and the percentage of all directors and executive officers as a group, but are not treated as outstanding for computing the percentage ownership of any other person.

(3)           Includes 18,750 shares of restricted stock over which Mr. Malugen currently has sole voting power.

(4)           Includes 8,751 shares of restricted stock over which Mr. Parrish currently has sole voting power.

(5)           Includes 59,750 shares subject to options currently exercisable or exercisable within 60 days of April 28, 2006. Includes 10,625 shares of restricted stock over which Mr. Stubbs currently has sole voting power.

(6)           Includes 1,215 shares held as custodian for Mr. Todd’s daughter and 194,750 shares subject to options currently exercisable or exercisable within 60 days of April 28, 2006. Includes 10,625 shares of restricted stock over which Mr. Todd currently has sole voting power.

(7)           Includes 42,500 shares subject to options currently exercisable or exercisable within 60 days of April 28, 2006. Includes 10,625 shares of restricted stock over which Mr. Loyd currently has sole voting power.

(8)           Includes 20,000 shares subject to options currently exercisable or exercisable within 60 days of April 28, 2006. Includes 3,000 shares of restricted stock over which Mr. Jump currently has sole voting power.

(9)           Includes 20,000 shares subject to options currently exercisable or exercisable within 60 days of April 28, 2006. Includes 3,000 shares of restricted stock over which Mr. Lockwood currently has sole voting power.

(10)     Includes 53,750 shares subject to options currently exercisable or exercisable within 60 days of April 28, 2006. Includes 3,000 shares of restricted stock over which Mr. Snow currently has sole voting power.

(11)     Includes shares described in the notes above as applicable, including an aggregate of 429,500 shares subject to options currently exercisable or exercisable within 60 days of April 28, 2006 and an aggregate of 94,176 shares of restricted stock over which the director or executive officer currently has sole voting power.

(12)     The business address of Artisan Partners Limited Partnership (“Artisan Partners”) is 875 East Wisconsin Avenue, Suite 800, Milwaukee, Wisconsin 53202. The number of shares reported is based upon a Schedule 13G jointly filed with the SEC on January 27, 2006 by Artisan Partners, Artisan Investment Corporation, Andrew A. Ziegler, Carlene Murphy Ziegler and Artisan Funds, Inc. Artisan Partners is an investment adviser registered under section 203 of the Investment Advisers Act of 1940. Artisan Investment Corporation is the general partner of Artisan Partners; Mr. Ziegler and Ms. Ziegler are the principal stockholders of Artisan Investment Corporation. Except for Artisan Funds, Inc., each of the foregoing has shared voting and dispositive power with respect to all of the shares.  Artisan Funds, Inc. has shared voting and dispositive power over 2,083,000 shares.

(13)     The business address of Vardon Capital, LLC (“VC”) and Vardon Capital Management, LLC (“VCM”) is 120 West 45th Street, 17th Floor, New York, New York 10036. The number of shares reported is based upon a Schedule 13G jointly filed with the SEC on February 14, 2006 by VC, VCM and Richard W. Shea, Jr. Mr. Shea is the sole principal of VC and VCM. VC, VCM and Mr. Shea share voting and dispositive power with respect to all of the shares.

(14)     The business address of Barclays Global Investors, NA, and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105. The number of shares reported is based upon a Schedule 13G jointly filed with the SEC on January 26, 2006 by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors Ltd. and Barclays Global Investors Japan Trust and Banking Company Limited. Includes 2,105,684 shares over which Barclays Global Investors, NA. has sole voting power and 2,340,250 shares over which Barclays Global Investors, NA. has sole dispositive power. Includes 583,029 shares over which Barclays Global Fund Advisors has sole voting power and 583,057 shares over which Barclays Global Fund Advisors has sole dispositive power.

(15)     The business address of Schultze Master Fund, Ltd. is c/o SS&C Fund Services, N.V., Curacao, The Netherlands, Antilles, and the business address of Schultze Asset Management, LLC is 3000 Westchester Avenue, Purchase, New York 10577. The number of shares reported is based upon a Schedule 13D jointly filed with the SEC on April 26, 2006 by Schultze Master Fund, Ltd., Schultze Asset Management, LLC and George J. Schultze. Schultze Asset Management, LLC is an investment manager for Schultze Master Fund, Ltd. Mr. Schultze is the Managing Member of Schultze Asset Management, LLC. Except for Schultze Master Fund, Ltd., each of the foregoing has shared voting and dispositive power with respect to all of the shares.  Schultze Master Fund, Ltd. has shared voting and dispositive power over 2,604,992 shares.

(16)     The business address of Prentice Capital Management, LP (“Prentice Capital Management”) is 623 Fifth Avenue, 32nd Floor, New York, New York 10022. The number of shares reported is based upon a Schedule 13G jointly filed with the SEC on March 15, 2006 by Prentice Capital Management and Michael Zimmerman. Mr. Zimmerman is the Managing Member of the general partner of Prentice Capital Management. Prentice Capital Management and Mr. Zimmerman share voting and dispositive power with respect to all of the shares.

(17)  The business address of ICM Asset Management, Inc. (“ICM”) is 601 W. Main Avenue, Suite 600, Spokane, Washington 99201. The number of shares reported is based upon a Schedule 13G jointly filed with the SEC on February 15, 2006 by ICM, James M. Simmons, and Koyah Ventures, LLC (“Koyah”). ICM is a registered investment advisor and Koyah is the general partner for investment limited partnerships that share voting and dispositive power with respect to the shares. Mr. Simmons is the Chief Executive Officer and controlling shareholder of ICM and the manager and controlling owner of Koyah. ICM and Mr. Simmons share voting power with respect to 772,920 shares and share dispositive power with respect to 1,825,270 shares. Koyah shares voting and dispositive power with respect to 89,550 shares.

(18)     The business address of Peninsula Capital Management, Inc. (“Peninsula Capital”) is 235 Pine Street, Suite 1818, San Francisco, California 94104. The number of shares reported is based upon a Schedule 13G jointly filed with the SEC on March 2, 2006 by Peninsula Capital and Scott Bedford. Mr. Bedford is the majority owner of Peninsula Capital, which is the general partner of Peninsula Fund, L.P. and Peninsula Technology Fund, L.P. Peninsula Capital and Mr. Bedford share voting and dispositive power with respect to all of the shares.

OTHER MATTERS

As of the date of this proxy statement, we know of no other business that will be presented for consideration at the annual meeting in addition to those items referred to above. If any other matter is properly brought before the annual meeting for action by our stockholders, proxies will be voted in accordance with the best judgment of the proxy holder.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than ten percent of our common stock to file certain reports with respect to their beneficial ownership of our common stock. Officers, directors and ten percent beneficial owners are also required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of copies of reports filed with the SEC and submitted to us since January 2, 2005, and on written representations by certain of our directors and executive officers, we believe that except for (1) the failure to timely file a report of a disposition by gift by Mr. Malugen and (2) the failure by Mr. Snow to timely file a Form 4 reporting the exercise of stock options, in both cases due to administrative oversight, all of our directors, executive officers and ten percent beneficial owners filed all required reports on a timely basis during fiscal 2005.

STOCKHOLDER PROPOSALS FOR
2007 ANNUAL MEETING OF STOCKHOLDERS

A stockholder interested in submitting a proposal for inclusion in our proxy materials for the 2007 annual meeting of stockholders may do so by following the procedures prescribed in SEC Rule 14a-8. To present a proposal at the 2007 annual meeting of stockholders or to include a proposal in the proxy statement, a stockholder must deliver the proposal to Movie Gallery, Inc., S. Page Todd, Corporate Secretary, 900 West Main Street, Dothan, Alabama 36301 not later than January 4, 2007, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

Stockholders intending to present business at our 2007 annual meeting, but not intending to have the proposal included in our proxy materials pursuant to Rule 14a-8, must comply with the requirements set forth in our Bylaws. To bring business before an annual meeting, our Bylaws require, among other things, that the stockholder submit written notice thereof complying with the Bylaws to our Corporate Secretary not less than 120 days prior to the anniversary of the date of our proxy statement for the preceding year’s annual meeting. Therefore, we must receive notice of a stockholder proposal submitted other than pursuant to Rule 14a-8 no later than January 4, 2007. If the notice is received after January 4, 2007, it will be considered untimely and under our Bylaws, may not be presented at the annual meeting.

Any stockholder wishing to submit a nominee for director must comply with the procedures for such a nomination set forth in our Bylaws. These requirements are separate from and in addition to the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one copy, please notify your broker if your shares are held in a brokerage account, or notify us if you hold registered shares. You can notify us by sending a written request to Movie Gallery, Inc., S. Page Todd, Corporate Secretary, 900 West Main Street, Dothan, Alabama 36301.

ANNUAL REPORT ON FORM 10-K

A copy of our 2005 Annual Report on Form 10-K accompanies this Proxy Statement. You may also obtain a copy of our 2005 Form 10-K without charge by writing to:

Movie Gallery, Inc.
Attn: Investor Relations
900 Main Street
Dothan, Alabama 36301

We will furnish to you at no charge any exhibit to the 2005 Annual Report on Form 10-K that you specifically request. Our 2005 Annual Report on Form 10-K is also available by accessing the investor relations section of our website at www.moviegallery.com or by accessing the Securities and Exchange Commission’s EDGAR database at www.sec.gov. We are not incorporating the information on our website into this proxy statement, and our website and the information appearing on our website are not included in, and are not part of, this proxy statement.

By Order of the Board of Directors

Joe T. Malugen
Chairman of the Board

Dothan, Alabama
May 4, 2006

Appendix A

MOVIE GALLERY, INC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
CHARTER
(Amended June 9, 2005)

I. PURPOSE

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors (“Board”) in fulfilling its oversight responsibilities relating to (1) the quality and integrity of the financial reports of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function, and (4) the compliance by the Company with legal and regulatory requirements. Consistent with these functions, the Committee should encourage continuous improvement of, and should foster adherence to, the Company’s policies, procedures and practices at all levels.

II. STATEMENT OF POLICY

In carrying out its responsibilities, the Committee’s policies and procedures should remain flexible, in order to best react to changing circumstances. The Committee shall provide assistance to the Board in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, the independent auditors and the management of the Company. In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

The Committee will fulfill these responsibilities by carrying out the activities enumerated in Part V of this Charter.

III. COMPOSITION

The Committee shall be comprised of no fewer than three Directors as determined by the Board, each of whom shall meet the independence and experience requirements of Nasdaq, the Securities Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”).

At least one member of the Committee shall be an “audit committee financial expert” as defined by the SEC.

The members of the Committee shall be appointed by the full Board. The Board may replace Committee members. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

IV. MEETINGS

The Committee shall meet at least four times annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee shall meet periodically with management and the independent auditors in separate executive sessions to discuss any matters that the Committee or either of these groups believes should be discussed privately. The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or meet with any members of, or consultants to, the Committee.

V. AUDIT COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Committee shall:

1.      Make regular reports to the Board.

2.      Have the authority, to the extent it deems necessary or appropriate, to retain and determine funding for independent legal, accounting or other advisors.

3.      Review and update this Charter periodically, at least annually, as conditions dictate.

4.      Prepare an annual report to the Company’s shareholders as required by the SEC. The report should be included in the Company’s annual proxy statement.

Authority Over and Oversight of Relationship with the Independent Auditors

5.      Have the sole authority to appoint or replace, determine funding for, and oversee the independent auditors (subject, if applicable, to shareholder ratification). The independent auditors shall report directly to the Committee.

6.      Pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to completion of the audit. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittees to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

7.      Be directly responsible for the compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

8.      Review and evaluate the lead partner of the independent auditor team.

9.      Obtain and review a report from the independent auditors at least annually regarding (a) the independent auditors’ internal quality-control procedures, (b) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditors and the Company.

10.   Evaluate the qualifications, performance and independence of the independent auditors, including considering whether the auditors’ quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditors’ independence, taking into account the opinions of management. The Committee shall present its conclusions with respect to the selection or change of independent auditors to the Board.

11.   Ensure the rotation of the audit partners as required by law.

12.   Meet with the independent auditors prior to the audit to discuss the planning and staffing of the audit.

13.   Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditors who participated in any capacity in the audit of the Company.

14.   Discuss with the national office of the independent auditors issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

Internal Audit

15.   Review with management and the director of internal audit the charter, plans, activities, staffing, and organizational structure of the internal audit function.

16.   Ensure there are no unjustified restrictions or limitations, and review and concur in the appointment, replacement, or dismissal of the director of internal audit.

17.   On a regular basis, meet separately with the director of internal audit to discuss any matters that the committee or internal audit believes should be discussed privately.

Internal Control

18.   Consider the effectiveness of the company’s internal control system, including information technology security and control.

19.   Understand the scope of internal and external auditors’ review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

Financial Statement and Disclosure Matters

20.   Review and discuss with management and the independent auditors the Company’s annual financial statements, including management’s discussion and analysis, and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion or review rendered by the independent auditors, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

21.   Review and discuss with management and the independent auditors the Company’s quarterly financial statements prior to filing of its Form 10-Q, or prior to the release of earnings.

22.   Discuss with management and the independent auditors, together and in separate executive sessions, significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls, financial reporting process and any special steps adopted in light of material deficiencies.

23.   Review and discuss quarterly reports from the independent auditors on:

a.      All critical accounting policies and practices to be used;

b.                 All alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

c.                  Other material written communications between the independent auditors and management, such as any management letter or schedules of unadjusted differences.

24.   Discuss with management the Company’s earnings press releases, including the use of “pro forma” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of the types of information to be disclosed and the types of presentations to be made).

25.   Discuss with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

26.   Discuss with the independent auditors matters (required by Statement on Auditing Standard No. 61) relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of the activities or access to requested information, and any significant disagreements with management.

27.   Review with the independent auditors and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company and related disclosure controls, and elicit any recommendations offered for the improvement of such internal control and disclosure control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

28.   Discuss with management and the independent auditors the Company’s major financial risk exposures (including potential or pending litigation) and steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

Compliance Oversight Responsibilities

29.   Obtain from the independent auditors assurance that Section 10A(b) of the Exchange Act has not been implicated.

30.   Discuss with or obtain reports from management and the independent auditors that the Company and its affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Ethics. Review reports and disclosures on insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Ethics.

31.   Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose without seeking Board approval if, in its judgment, that is appropriate.

32.   Establish procedures for receiving, retaining and addressing complaints concerning accounting, internal audit controls and other audit matters.

33.   Establish procedures for the confidential, anonymous submission of employee concerns regarding questionable accounting or auditing matters.

34.   Discuss with the Company’s general counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

35.   The Audit Committee Chairman will give a report to the Board at each regularly scheduled quarterly board meeting to update the Board on any significant matters that have been addressed by the Audit Committee.

VI. LIMITATION OF THE AUDIT COMMITTEE’S ROLE

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

Appendix B

MOVIE GALLERY, INC.
PERFORMANCE BONUS PLAN

1)   Purposes of the Plan.   The Plan is intended to increase stockholder value and the success of the Company by motivating Participants (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by offering Participants the opportunity to earn incentive awards for the achievement of goals relating to the performance of the Company. The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under section 162(m) of the Code.

2)   Definitions.

“Actual Award” means as to any Performance Period, the actual cash award (if any) payable to the Participant for a Performance Period. Each Actual Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 8(a) to eliminate or reduce the Actual Award otherwise payable.

“Base Salary” means any Performance Period, the Participant’s earned salary during that Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

“Board” means the Board of Directors of the Company.

“Cash Flow” means cash generated from operating activities.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

“Company” means Movie Gallery, Inc.

“Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as Performance-Based Compensation.

“EBITDA” means earnings before interest, taxes, depreciation and amortization, as may be adjusted.

“Fiscal Year” means a fiscal year of the Company.

“Maximum Award” means as to any Participant for any Performance Period, $4 million.

“Participant” means an eligible executive or key employee of the Company participating in the Plan for a Performance Period.

“Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

“Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals applicable to an Actual Award and/or Target Award may provide for a targeted level or levels of achievement using one or more of the following measures: (i) EBITDA, (ii) Cash Flow, (iii) Pre-Tax Margin, (iv) Profit, (v) Return on Assets, (vi) Return on Invested

Capital, and/or (vii) Revenue. Performance Goals may differ from Participant to Participant, Performance Period to Performance Period and from award to award.  Any Performance Goal may be tested or measured, as applicable, (1) in absolute terms, (2) in relative terms (including, but not limited, the passage of time and/or against other companies or financial metrics), (3) on a per share and/or share per capita basis, (4) against the performance of the Company as a whole or against particular segments or products of the Company, and/or (5) on a pre-tax or after-tax basis. On or prior to the Determination Date, the Committee shall determine whether any element(s) (for example, but not by way of limitation, the effect of mergers or acquisitions) shall be included in or excluded from the calculation of any Performance Goal with respect to any Participants (whether or not such determinations result in any Performance Goal being measured on a basis other than generally accepted accounting principles).

“Performance Period” means any Fiscal Year or such other period shorter or longer than a Fiscal Year, as determined by the Committee in its sole discretion. However, no Performance Period shall have a duration longer than three Fiscal Years. Also, with respect to any Participant, no more than three Performance Periods shall exist at any one time.

“Plan” means this Performance Bonus Plan, as amended from time to time.

“Pre-Tax Margin” means the percentage equal to Profit, divided by Revenue.

“Profit” means net income.

“Return on Assets” means the percentage equal to Profit, divided by average net assets.

“Return on Invested Capital” means the percentage equal to Profit, divided by average invested capital.

“Revenue” means net sales to third parties.

“Section 162(m)’’ means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

“Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.

3)   Plan Administration.

a)     The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

i)      discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Actual Awards and the amount, manner and time of payment of any Actual Awards hereunder;

ii)     to prescribe forms and procedures for purposes of Plan participation and distribution of Actual Awards; and

iii)   to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

b)     Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons, and shall be given the maximum deference permitted by law.

4)   Eligibility.   The employees eligible to participate in the Plan for a given Performance Period shall be employees of the Company who are designated by the Committee in its sole discretion. No person shall be automatically entitled to participate in the Plan.

5)   Performance Goal Determination.   The Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing on or prior to the Determination Date.

6)   Target Award Determination.   The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing prior to the Determination Date.

7)   Determination of Payout Formula or Formulae.   On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be set forth in writing prior to the Determination Date, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award for any Performance Period exceed the Maximum Award.

8)   Determination of Awards; Award Payment.

a)   Determination and Certification.   After the end of each Performance Period, the Committee shall certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) determine whether or not a Participant will receive an Actual Award in the event the Participant incurs terminates his or her employment with the Company prior to the date the Actual Award otherwise is to be paid.

(b)   Right to Receive Payment.   Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(c)   Form of Payment.   The Company shall pay all Actual Awards in cash paid to the Participant.

(d)   Timing of Payments.   Except as provided in Section 8(e), the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Actual Award for a Performance Period, but in no event later than 90 days after the end of the applicable Performance Period.

(e)   Deferral.   The Committee may defer payment of, and apply a vesting schedule to, one or more Actual Awards, or any portion(s) thereof, as the Committee (in its sole discretion) determines, except that no such vesting schedule may exceed four years. In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

9)   Term of Plan.   Subject to approval of the Company’s stockholders at the Company’s 2006 Annual Meeting, the Plan shall become effective on January 2, 2006. The Plan shall continue until terminated under Section 10 of the Plan.

10)   Amendment and Termination of the Plan.   The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including the adoption of amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Actual Award granted hereunder; provided, however, that no amendment, alteration, suspension or discontinuation shall be made that would (i) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such  amendment or modification is in the best interests of all persons to whom Actual Awards have theretofore been granted; provided further, however, that in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Actual Award or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

11)   Withholding.   Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

12)   Employment.   This Plan does not constitute a contract of employment or compensation or impose on either the Participant or the Company any obligation to retain the Participant as an employee. This Plan does not change the status of the Participant as an employee at will, the policies of the Company regarding termination of employment, nor guarantee further continuing participation in the Plan.

13)   Successors.   All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company,  whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

14)   Indemnification.   Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

15)   Nonassignment.   The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

16)   Governing Law.   The Plan shall be governed by the laws of the State of Delaware (without regard to its conflict of laws provisions).

MOVIE GALLERY, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of Common Stock of MOVIE GALLERY, INC. (the “Company”) hereby appoints S. PAGE TODD and JEFFRY B. GORDON, and each of them, proxies of the undersigned, each with full power to act without the other and with the power of substitutions, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the JW Marriott Buckhead Atlanta, 3300 Lenox Road, Atlanta, Georgia 30326 on Thursday, June 8, 2006, at 10:00 a.m. (Eastern Time), and at any adjournments thereof, and to vote all shares of Common Stock of the Company standing in the name of the undersigned with all the powers the undersigned would possess if personally present, in accordance with the instructions on the reverse hereof, and in their discretion upon such other business as may properly come before the meeting.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof. The undersigned also acknowledges receipt of the notice of Annual Meeting of Stockholders to be held June 8, 2006, the Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended January 1, 2006, furnished herewith.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REVERSE HEREOF, AND WILL BE VOTED IN FAVOR OF ANY MATTERS AS TO WHICH NO INSTRUCTIONS ARE INDICATED. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

☐            Please mark votes as in this example.

1.	Election of Directors.
Nominees standing for election: Malugen, Parrish, Jump, Lockwood and Snow

	☐ FOR	☐ WITHHOLD AUTHORITY	☐
For all nominees except as noted above

2.	Proposal to approve the Movie Gallery, Inc. Performance Bonus Plan

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm

	☐ FOR	☐ AGAINST	☐ ABSTAIN

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW.

☐ MARK HERE IF YOU PLAN TO ATTEND THE MEETING.

Signature:

Signature:

Date:

Please sign exactly as name appears below. When shares are held jointly, all joint owners must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

New Address:

2